Filed Pursuant to Rule 424(b)(3)

Registration No. 333-278565

PROSPECTUS

Safe and Green Development Corporation

2,854,843 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 2,854,843 shares of common stock, par value $0.001 (“Common Stock”), of Safe and Green Development Corporation, a Delaware corporation (“we,” “us,” “our,” or the “Company”), by Peak One Opportunity Fund, L.P. (“Peak One”) and Peak One Investments, LLC (“Peak One Investments” and together with Peak One, the “Selling Stockholders”).

We are registering the resale of (i) up to 1,334,843 shares of Common Stock (the “Debenture Shares”) issuable upon the conversion of our 8% convertible debentures (the “Debentures”) that we issued to Peak One pursuant to that certain Securities Purchase Agreement, dated as of November 30, 2023, as amended (the “Securities Purchase Agreement”), between us and Peak One, as more fully described in this prospectus, including conversion of accrued interest and based on the floor price set forth in the Debentures issued to Peak One; (ii) up to 250,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of our outstanding warrants (the “Warrants”) issued to Peak One Investments pursuant to the Securities Purchase Agreement; (iii) 70,000 shares of Common Stock (the “Commitment Shares”), of which 35,000 shares were issued to Peak One Investments and 35,000 shares were issued to Peak One as commitment shares pursuant to the Securities Purchase Agreement; (iv) 200,000 shares of Common Stock which were previously owned by Safe & Green Holdings Corp. (“SG Holdings”) and transferred by SG Holdings to Peak One Investments (the “Transferred Shares”); and (v) up to 1,000,000 shares of Common Stock that we may sell to Peak One, from time to time, after the date of this prospectus, in our sole discretion pursuant to the Equity Purchase Agreement dated as of November 30, 2023 (the “Equity Purchase Agreement”), between us and Peak One, as more fully described in this prospectus.

See “Recent Developments” and “The Peak Transactions” for a description of the Securities Purchase Agreement and the Equity Purchase Agreement and “Selling Stockholders” for additional information regarding Peak One and Peak One Investments. The prices at which the Selling Stockholders may resell the shares offered hereby will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. We will, however, receive proceeds from the sale of our shares of Common Stock under the Equity Purchase Agreement to Peak One and the proceeds of any cash exercise of the Warrants by Peak One Investments.

The Selling Stockholders may sell the shares of Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell their shares of Common Stock in the section titled “Plan of Distribution” on page 22 of this prospectus. The Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the Selling Stockholders decide to sell their shares of Common Stock we will not control or determine the price at which the shares are sold.

You should read this prospectus, together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGD.” The last reported sale price of our Common Stock on the Nasdaq Capital Market on April18, 2024 was $0.63 per share. We urge prospective purchasers of our Common Stock to obtain current information about the market prices of the Common Stock.

Investing in the Common Stock involves a high degree of risk. Please consider carefully the risks described in this prospectus under “Risk Factors” beginning on page 9 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2024

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.sgdevco.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms ““we,” “us,” “our,” “the Company,” “SG DevCo” and “our business” refer to Safe and Green Development Corporation. and “this offering” refers to the offering contemplated in this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained, or incorporated by reference, in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered, or securities are sold, on a later date.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all the information that may be important to purchasers of our securities. Prospective purchasers of our securities should carefully read the entire prospectus and any applicable prospectus supplement, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus. Prospective purchasers of our securities should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Our Company

We were formed in 2021 by SG Holdings for the purpose of real property development utilizing SG Holdings’ proprietary technologies and SG Holdings’ manufacturing facilities. Our current business focus is primarily on the direct acquisition and indirect investment in properties nationally that will be further developed in the future into green single or multi-family projects. To date, we have not generated any significant revenue and our real estate activities have consisted solely of the acquisition of three properties and an investment in two entities that have acquired two properties to be further developed; however we have not yet commenced any development activities. We are focused on increasing our presence in markets with favorable job formation and a favorable demand/supply ratio for multifamily housing. In addition to these development projects, we intend, subject to our ability to raise sufficient capital, to build additional, strategically placed manufacturing facilities that will be sold or leased to third parties. Our business model is flexible and we anticipate developing properties on our own and also through joint ventures in which we partner with third-party equity investors or other developers.

We intend to develop the properties that we own from the proceeds of sales of our securities and future financings, both at the corporate and project level, and/or sale proceeds from properties that are sold. However, our ability to develop any properties will be subject to our ability to raise capital either through the sale of equity or by incurring debt. We have forecasted to invest approximately $500,000 over the course of the next 12 months to start the development of our Magnolia Gardens Project to be built on our McLean mixed-use site in Durant, Oklahoma.

Additionally, Majestic World Holdings LLC (“MWH”), our majority owned-subsidiary, is a proptech company that has created the Xene AI Software platform (the “XENE Platform”). The XENE Platform aims to decentralize the real estate marketplace, creating an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment.

The Separation and Distribution

In December 2022, SG Holdings, the then owner of 100% of our issued and outstanding securities, announced its plan to separate SG DevCo and SG Holdings into two separate publicly traded companies (the “Separation”). To implement the Separation, on September 27, 2023 (the “Distribution Date”), SG Holdings, effected a pro rata distribution to SG Holdings’ stockholders of approximately 30% of the outstanding shares of our Common Stock (the “Distribution”). In connection with the Distribution, each SG Holdings’ stockholder received 0.930886 shares of our Common Stock for every five (5) shares of SG Holdings common stock held as of the close of business on September 8, 2023, the record date for the Distribution, as well as a cash payment in lieu of any fractional shares. Immediately after the Distribution, we were no longer a wholly owned subsidiary of SG Holdings and SG Holdings held approximately 70% of our issued and outstanding securities. On September 28, 2023, our Common Stock began trading on the Nasdaq Capital Market under the symbol “SGD.”

In connection with the Separation and Distribution, we entered into a separation and distribution agreement and several other agreements with SG Holdings to provide a framework for our relationship with SG Holdings after the Separation and Distribution. These agreements provide for the allocation between SG Holdings and us of the assets, employees, liabilities and obligations (including, among others, investments, property, employee benefits and tax-related assets and liabilities) of SG Holdings and its subsidiaries attributable to periods prior to, at and after the Separation and govern the relationship between us and SG Holdings subsequent to the completion of the Separation. In addition to the separation and distribution agreement, the other principal agreements entered into with SG Holdings included a tax matters agreement and a shared services agreement.

Recent Developments

Contribution Agreement

On November 28, 2023, LV Peninsula Holding LLC (“LV Holding”), a Delaware limited liability company and our wholly owned subsidiary, entered into a Contribution Agreement (the “Contribution Agreement”) with Preserve Acquisitions, LLC, a Delaware limited liability company (“Preserve”), to form either a Delaware or Texas limited liability company or limited partnership (the “Joint Venture”) for the purpose of owning, holding for investment and ultimately selling a residential housing development (the “Project”) to be developed by the parties on approximately 59.3712 acres located in Lago Vista, Texas currently owned by LV Holding (the “Lago Vista Property”) upon the terms and conditions set forth in the Contribution Agreement and in the operating agreement of the Joint Venture to be negotiated between the parties (the “JV Agreement”). The Contribution Agreement provides that the parties will negotiate the JV Agreement within five months of the November 28, 2023 execution date of the Contribution Agreement. The Contribution Agreement further provides that LV Holding will contribute the Lago Vista Property to the Joint Venture as a capital contribution to be valued at $11,500,000 in the JV Agreement.

Preserve will lead the development process and, after the completion of a feasibility period, will be required to submit permits for the first phase of the Project within 11 months from the execution of the Contribution Agreement. In addition, the Contribution Agreement provides that LV Holding must remove, pay and/or satisfy prior to or at Closing (as defined below) any monetary liens (as defined in the Contribution Agreement) on the Lago Vista Property.

The closing for the formation of the Joint Venture (the “Closing”) is to be held on the date which is 30 days after the expiration of the feasibility period subject to fulfillment of the following conditions: (a) an affiliate of Preserve, LV Holding or its affiliate (the “LV Member”) and a third party equity investor, if applicable, have executed and delivered the JV Agreement in form approved by Preserve and LV Holding, which terms must be consistent with waterfall provisions set forth in the Contribution Agreement; (b) the Joint Venture having secured a legally binding and unconditional commitment for construction financing and capital commitments sufficient for the Project from third parties (debt and equity); and (c) the Title Agent being unconditionally committed to issue the Owner’s Title Policy to the Joint Venture.

At Closing, LV Holding must pay a 5% brokerage commission based upon the $11,500,000 property value. Until the Closing or the earlier termination of the Contribution Agreement, LV Holding has agreed to not convey or encumber all or any portion of the Lago Vista Property, or any interest therein, or enter into any agreement granting to any person any right with respect to the Lago Vista Property (or any portion thereof), provided, however, prior to Closing, LV Holding may solicit, discuss, and negotiate purchase offers so long as it notifies all potential buyers that the Lago Vista Property is under contract pursuant to the Contribution Agreement. There can be no assurance the Closing will occur. In addition, if we should receive a favorable purchase offer for the Lago Vista Property, we may choose not to form the Joint Venture.

Transactions with the Selling Stockholders

Private Placement Offering

Pursuant to the Securities Purchase Agreement, we issued, in the aggregate, the following securities in three tranches: (i) three debentures in the aggregate principal amount of $1,200,000, (ii) three warrants to purchase an aggregate of 600,000 shares of our Common Stock and (iii) 170,000 shares of our Common Stock as commitment shares. For a further description of the private placement offering with Peak One, see “The Peak Transactions.”

ELOC

Pursuant to the Equity Purchase Agreement we have the right, but not the obligation, to direct Peak One to purchase up to $10,000,000 in shares of our Common Stock in multiple tranches upon satisfaction of certain terms and conditions contained in the Equity Purchase Agreement. In connection with entering into the equity line of credit, we issued 100,000 shares of our Common Stock as commitment shares to Peak One Investments (the “EP Commitment Shares”). For a further description of the equity line of credit with Peak One, see “The Peak Transactions.”

Strategic Property Monetization Initiative

In January 2024, we announced that we would strategically look to monetize our real estate holdings throughout 2024 by identifying markets where our land may have increased in value, as demonstrated by third-party appraisals.

St. Mary’s Site

On January 31, 2024, we entered into an Agreement of Sale (the “Agreement of Sale”) with Pigmental, LLC, a Delaware limited liability company (“Pigmental Studios”), to sell approximately 27 acres of land zoned for a manufacturing facility in St. Mary’s, Georgia (the “St Mary’s Site”) owned by us to Pigmental Studios for $1.35 million, payable $900,000 in cash and $450,000 by the issuance of a promissory note to us. The promissory note will bear interest at 10% per annum, provide for monthly interest only payments of $3,750 commencing May 1, 2024, mature on April 30, 2025, and be secured by a mortgage on the St Mary’s Site. The Agreement of Sale provides that the closing of the sale by us to Pigmental Studios of the St Mary’s Site will occur no later than April 30, 2024, with time being of the essence.

XENE Acquisition

On February 7, 2024, we acquired Majestic World Holdings LLC, a real estate technology firm and owner of the Xene Platform, pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of February 7, 2024, by and among us, the members of MWH listed therein (the “Members”), MWH and Matthew A. Barstow, as Sellers Representative. The XENE Platform, powered by advanced AI technology, has the goal of creating a decentralized real estate marketplace, creating an all-in-one solution that brings banks, institutions, home builders, clients, agents, vendors, gig workers, and insurers into a seamlessly integrated and structured AI-driven environment. This development is expected to significantly save time and resources for all parties involved. The XENE Platform is designed to streamline property transactions and offer a cost-effective alternative to traditional buyers’ agent models. The platform is expected to launch during the first half of 2024.

Pursuant to the Purchase Agreement, the aggregate consideration payable by us for the outstanding membership interests (the “Membership Interests”) of MWH consists of 500,000 shares of our restricted stock (the “Stock Consideration”) and $500 thousand in cash (the “Cash Consideration”). The Purchase Agreement and a related side letter agreement (the “Side Letter Agreement”) provide that the aggregate purchase price be paid as follows: (i) the Stock Consideration was issued at the closing on February 7, 2024; and (ii) 100% of the Cash Consideration will be paid in five equal installments of $100,000 each on the first day of each of the five quarterly periods following the closing. The Membership Interests will be transferred and assigned to us as follows: (y) sixty-eight and one quarter percent (68.25%) of the Membership Interests were transferred to us at closing, and (z) the remaining 31.75% will be transferred to us in five equal installments of 6.35% each on the first day of each of the five quarterly periods following the closing. The Purchase Agreement contains customary representations, warranties, and covenants of the parties. Additional agreements ancillary to the Purchase Agreement were executed at the closing, including but not limited to a profit sharing agreement, assignments of the Membership Interests and employment agreements. Pursuant to the profit sharing agreement (the “Profit Sharing Agreement”) entered into as of February 7, 2024, we agreed to pay the Members a 50% share of the net profits for a period of five years that are directly derived from the technology and intellectual property utilized in the real estate focused software as a service offered and operated by MWH and its subsidiaries.

Credit Agreement

On March 1, 2024, we entered into a credit agreement (the “Credit Agreement”) with the Bryan Leighton Revocable Trust Dated December 13, 2023 (the “Lender”) pursuant to which the Lender agreed to provide us with a line of credit facility (the “Line of Credit”) up to the maximum amount of $250,000 from which we may draw down, at any time and from time to time, during the term of the Line of Credit. The “Maturity Date” of the Line of Credit is September 1, 2024. At any time prior to the Maturity Date, upon mutual written consent of us and the Lender, the Maturity Date may be extended for up to an additional six-month period. The advanced and unpaid principal of the Line of Credit from time to time outstanding will bear interest at a fixed rate per annum equal to 12.0% (the “Fixed Rate”). On the first day of each month, we will pay to the Lender interest, in arrears, on the aggregate outstanding principal indebtedness of the Line of Credit at the Fixed Rate. The entire principal indebtedness of the Line of Credit and any accrued interest thereon will be due and payable on the Maturity Date. In consideration for the extension of the Line of Credit, we issued 154,320 shares of our restricted Common Stock to Lender. On March 4, 2024, we drew down $60,000.00 from the Line of Credit.

Lago Vista Extension and Second Lien

On April 3, 2024, LV Holding entered into a Modification and Extension Agreement, effective as of April 1, 2024 (the “Extension Agreement”), to extend to April 1, 2025 the maturity date of the promissory note, in the principal amount of $5,000,000 (the “LV Note”), issued by LV Holding pursuant to a loan agreement, dated March 30, 2023. As consideration for the Extension Agreement, LV Holding agreed to pay an extension fee of $50,000.00. Additionally, the Extension Agreement provides for the LV Note’s interest rate to be increased to a fixed rate of 17.00%.

In addition, pursuant to a loan agreement dated April 3, 2024, LV Holding issued a promissory note, in the principal amount of $1,000,000 (the “2nd Lien Note”), secured by a revised Deed of Trust and Security Agreement, dated April 3, 2024 on our Lake Travis project site in Lago Vista, Texas, a Modification to Real Estate Mortgage, dated April 3, 2024, to the mortgage, dated March 30, 2023, on our McLean site in Durant, Oklahoma. The 2nd Lien Note is subordinate to the LV Note. The 2nd Lien Note requires monthly installments of interest only, is due in full on April 1, 2025, bears interest at a fixed rate of 17.00% and may be prepaid by LV Holding at any time without interest or penalty. LV Holding’s obligations under the 2nd Lien Note have been guaranteed by us pursuant to a Guaranty, dated April 3, 2024.

Corporate Information

We were incorporated in Delaware on February 27, 2021. Our principal executive office is located at 990 Biscayne Blvd., #501, Office 12, Miami, Florida 33132, and our phone number is (904) 496-0027. We maintain a website at www.sgdevco.com.

The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our Common Stock.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2028; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which generally means that we have been public for at least 12 months, have filed at least one annual report, and the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the last day of our then-most recently completed second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

We also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to the extent we continue to qualify as a “smaller reporting company,” after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

THE OFFERING

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of up to 2,854,843 shares of our Common Stock. None of the shares registered hereby are being offered for sale by us.

Securities offered by the Selling Stockholders	This prospectus covers the resale of a total of up to 2,854,843 shares of our Common Stock, consisting of:

● 70,000 shares of Common Stock of which 35,000 shares were issued to Peak One Investments and 35,000 shares were issued to Peak One as commitment shares;

● up to 250,000 shares of Common Stock to be issued to Peak One Investments upon exercise of the Warrants;

● up to 1,334,843 shares of Common Stock to be issued to Peak One upon conversion of the Debentures and accrued interest thereon;

● 200,000 shares of Common Stock which were previously owned by SG Holdings and transferred by SG Holdings to Peak One Investments; and

● up to 1,000,000 shares of Common Stock that we may sell to Peak One, from time to time, after the date of this prospectus, in our sole discretion pursuant to the Equity Purchase Agreement.

Common Stock outstanding prior to this offering	14,351,248 shares of Common Stock, including the Commitment Shares and the Transferred Shares

Common Stock to be outstanding after this offering, assuming we issue the additional 2,584,843 shares of our Common Stock that are issuable in connection with the Securities Purchase Agreement and the Equity Purchase Agreement	16,936,091 shares of Common Stock

Terms of the offering	The Selling Stockholders and any of their pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Use of Proceeds	The Selling Stockholders will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholders. However, we may receive up to $9,576,340 in aggregate gross proceeds from the sale of the Common Stock to Peak One pursuant to the Equity Purchase Agreement. We may also receive proceeds from cash exercises of the Warrants, based on the then applicable per share exercise price of the Warrants being exercised; however, the Warrants are exercisable on a cashless basis at the option of Peak One. Any proceeds we receive are expected to be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 9 and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SGD”.

The number of shares of our Common Stock to be outstanding upon completion of this offering is based on 14,351,248 shares of our Common Stock outstanding as of April 5, 2024, and excludes:

●	133,334 shares of Common Stock issuable upon the settlement of unvested RSUs currently outstanding; and

●	2,441,500 shares of our Common Stock reserved for future issuance under our 2023 Incentive Compensation Plan (the “2023 Plan”).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	We cannot predict the actual number of shares we will issue or sell under the Securities Purchase Agreement or the Equity Purchase Agreement to Peak One.

●	Management will have broad discretion over the use of the net proceeds from the sale of the Common Stock to Peak One pursuant to the Equity Purchase Agreement.

●	Our limited operating history makes it difficult for us to evaluate our future business prospects.

●	Our auditors have expressed substantial doubt about our ability to continue as a going concern.

●	Our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth or investments effectively.

●	The long-term sustainability of our operations as well as future growth depends in part upon our ability to acquire land parcels suitable for residential projects at reasonable prices.

●	We operate in a highly competitive market for investment opportunities, and we may be unable to identify and complete acquisitions of real property assets.

●	Our property portfolio has a high concentration of properties located in certain states.

●	There can be no assurance that the properties in our development pipeline will be completed in accordance with the anticipated timing or cost.

●	Our insurance coverage on our properties may be inadequate to cover any losses we may incur and our insurance costs may increase.

●	Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

●	We rely on third-party suppliers and long supply chains, and if we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our supply chains, our ability to timely and efficiently access raw materials that meet our standards for quality could be adversely affected.

●	Previously undetected environmentally hazardous conditions may adversely affect our business.

●	Legislative, regulatory, accounting or tax rules, and any changes to them or actions brought to enforce them, could adversely affect us.

●	If we were deemed to be an investment company, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

●	Our industry is cyclical and adverse changes in general and local economic conditions could reduce the demand for housing and, as a result, could have a material adverse effect on us.

●	Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

●	We could be impacted by our investments through joint ventures, which involve risks not present in investments in which we are the sole owner.

●	We may not be able to sell our real property assets when we desire.

●	Access to financing sources may not be available on favorable terms, or at all, which could adversely affect our ability to maximize our returns.

●	If we were to default in our obligation to repay the loan we received from BCV S&G DevCorp or Peak One, it could disrupt or adversely affect our business and our stock price could decline.

●	Future outbreaks of any highly infectious or contagious diseases, could materially and adversely impact our performance, financial condition, results of operations and cash flows.

●	SG Holdings beneficially owns a significant portion of our outstanding Common Stock, and it may therefore be able to substantially control our management and affairs.

●	We currently do not intend to pay dividends on our Common Stock. Consequently, our stockholders’ ability to achieve a return on their investment will depend on appreciation in the price of our Common Stock.

●	We may issue shares of preferred or Common Stock in the future, which could dilute your percentage ownership of the Company.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline

●

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, more difficult and may prevent attempts by our stockholders to replace or remove our management.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline

●	Our failure to comply with continued listing requirements of the Nasdaq Capital Market.

●	Risks relating to ownership of our Common Stock, including high volatility and dilution.

The risks and uncertainties included here are not exhaustive or necessarily in order of importance. Other sections of this prospectus, including “Risk Factors” beginning on page 9, our Annual Report on Form 10-K for the year ended December 31, 2023, and other reports that we file with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to correct or update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which has been filed with the SEC and is incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Common Stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell to Peak One under the Equity Purchase Agreement or issue to Peak One upon conversion of the Debentures.

Subject to certain limitations in the Equity Purchase Agreement and compliance with applicable law, we have the discretion to deliver notices to Peak One at any time throughout the term of the Equity Purchase Agreement. The actual number of shares that are sold to Peak One may depend on a number of factors, including the market price of the Common Stock during the sales period. Actual gross proceeds may be less than the balance available of $9,576,340, which may impact our future liquidity. Because the price per share of each share sold to Peak One will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales. In addition, the conversion price of our outstanding Debentures is subject to adjustment for certain security issuances by us deemed to be below the conversion price, subject to a floor price of $0.39 per share. Accordingly, the number of shares of Common Stock issuable upon conversion of the outstanding Debentures may change over time.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholders may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from Peak One and Peak One Investments in this offering as a result of sales made by us in future transactions to Peak One at prices lower than the prices they paid.

The issuance of Common Stock to Peak One and Peak One Investments may cause substantial dilution to our existing stockholders and the sale of such shares acquired by Peak One and Peak One Investments could cause the price of our Common Stock to decline.

We are registering for resale by Peak One and Peak One Investments up to 2,854,843 shares of Common Stock, consisting of 70,000 Commitment Shares, up to 250,000 Warrant Shares, up to 1,334,843 Debenture Shares, 200,000 Transferred Shares, and up to 1,000,000 shares of Common Stock that we may sell to Peak One under the Equity Purchase Agreement if and when we elect to sell Common Stock to Peak One under the Equity Purchase Agreement, from time to time. The number of shares of our Common Stock ultimately offered for resale by Peak One and Peak One Investments under this prospectus is dependent upon the number of shares sold pursuant to the Equity Purchase Agreement, the number of shares converted under the Debentures and the number of Warrant Shares issued. Depending on a variety of factors, including market liquidity of our Common Stock, the issuance of shares to Peak One and Peak One Investments may cause the trading price of our Common Stock to decline.

Our management team may invest or spend the proceeds it receives from the sale of the Common Stock to Peak One pursuant to the Equity Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds it receives from Peak One. We intend to use the net proceeds, if any, received from the sale of Common Stock to Peak One pursuant to the Equity Purchase Agreement for working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

Our need for future financing may result in the issuance of additional securities, which will cause investors to experience dilution.

Our cash requirements may vary from those now planned. We expect our expenses to increase if and when we commence development of our properties. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. There are no other commitments by any person for future financing. Our securities may be offered to other investors at a price lower than the price per share offered to current stockholders, or upon terms which may be deemed more favorable than those offered to current stockholders. In addition, the issuance of securities in any future financing may dilute an investor’s equity ownership and have the effect of depressing the market price for our securities. Moreover, we may issue derivative securities, including options and/or warrants, from time to time, to procure qualified personnel or for other business reasons. The issuance of any such derivative securities, which is at the discretion of our board of directors, may further dilute the equity ownership of our stockholders.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our Common Stock.

Our Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of 50,000,000 shares of our Common Stock and 5,000,000 shares of preferred stock. We may from time-to-time issue additional shares of Common Stock or preferred stock. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, Common Stock or preferred stock. Any future issuances of Common Stock or securities convertible into Common Stock, would further dilute the percentage ownership of us held by holders of Common Stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Future sales of our Common Stock could cause the market price for our Common Stock to decline.

We cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Sales of substantial amounts of shares of our Common Stock in the public market, or the perception that those sales will occur, could cause the market price of our Common Stock to decline or be depressed.

The shares of Common Stock issued in connection with this offering will be freely tradable without restriction or further registration under the Securities Act.

Because we will not declare cash dividends on our Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and will not declare or pay any cash dividends in the foreseeable future. As a result, only appreciation of the price of our Common Stock, if any, will provide a return to investors in this offering.

THE PEAK TRANSACTIONS

Private Placement Offering of Common Stock, Debentures and Warrants

On November 30, 2023, we entered into a securities purchase agreement and related registration rights agreement (“Registration Rights Agreement”) with Peak One, pursuant to which we agreed to issue, in a private placement offering (the “Offering”) upon the satisfaction of certain conditions specified in the Securities Purchase Agreement, two debentures in the aggregate principal amount of $1,200,000, a warrant to purchase up to 350,000 shares of Common Stock (the “First Warrant”) and 100,000 shares of Common Stock as commitment shares (“Initial SPA Commitment Shares”). On November 30, 2023, we issued an 8% convertible debenture in the principal amount of $700,000 (the “First Debenture”) in addition to the First Warrant and the Initial SPA Commitment Shares. The First Debenture was sold to Peak One for a purchase price of $630,000, representing an original issue discount of ten percent (10%). In connection with the closing on November 30, 2023, we paid $17,500 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the transactions contemplated by the securities purchase agreement.

The securities purchase agreement provided that a closing of the second tranche may occur subject to the mutual written agreement of Peak One and us and satisfaction of the closing conditions set forth in the securities purchase agreement at any time after January 29, 2024, upon which we would issue and sell to Peak One on the same terms and conditions a second 8% convertible debenture in the principal amount of $500,000 for a purchase price of $450,000, representing an original issue discount of ten percent (10%).

On February 15, 2024, we entered into an amendment (the “Amendment”) to the securities purchase agreement with Peak One. The Amendment provided that the second tranche be separated into two tranches (the second and third tranche) wherein which we would issue in each tranche an 8% convertible debenture in the principal amount of $250,000 at a purchase price of $225,000. In addition, the Amendment provided that we would issue (i) 35,000 shares of our Common Stock on the closing of each of the second tranche and the third tranche as a commitment fee in connection with the issuance of the second debenture and the third debenture, respectively; (ii) a common stock purchase warrant for the purchase of 125,000 shares of Common Stock on the closing of each of the second tranche and the third tranche; and (iii) pay $6,500 of Peak One’s non-accountable fees in connection with each of the second tranche and the third tranche.

The closing of the second tranche was consummated on February 16, 2024 and we issued an 8% convertible debenture in the principal amount of $250,000 (the “Second Debenture”) and a warrant (the “Second Warrant”) to purchase up to 125,000 shares of our Common Stock. The Second Debenture was sold to Peak One for a purchase price of $225,000, representing an original issue discount of ten percent (10%). In connection with the closing of the second tranche, we paid $6,500 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the second tranche and issued an aggregate total of 35,000 shares of our Common Stock as commitment shares.

The closing of the third tranche was consummated on March 22, 2024 and we issued an 8% convertible debenture in the principal amount of $250,000 (the “Third Debenture”) and a warrant (the “Third Warrant”) to purchase up to 125,000 shares of the Company’s Common Stock. In connection with the closing of the third tranche, we paid $6,500 as a non-accountable fee to Peak One to cover its accounting fees, legal fees and other transactional costs incurred in connection with the third tranche and issued an aggregate total of 35,000 shares of our Common Stock as commitment shares. The First Debenture, the Second Debenture the Third Debenture are collectively referred to as the “Debentures.” The Second Warrant and the Third Warrant are collectively referred to as the “Warrants.” The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to as the “Warrant Shares.”

The Debentures mature twelve months from their respective date of issuance and bear interest at a rate of 8% per annum payable on the maturity date. The Debentures are convertible, at the option of the holder, at any time, into such number of shares of our Common Stock equal to the principal amount of the Debentures plus all accrued and unpaid interest at a conversion price equal to $2.14 (the “Conversion Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event we, at any time while the Debentures are outstanding, issue, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of, or issue Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person the right to acquire, shares of Common Stock, other than with respect to an Exempt Issuance (as defined in the Debentures), at an effective price per share that is lower than the then Conversion Price. In the event of any such anti-dilutive event, the Conversion Price will be reduced at the option of the holder to such lower effective price of the dilutive event, subject to a floor price of $0.39 per share. As a result of the anti-dilution provisions contained therein, the Second Debenture’s current conversion price is $0.70.

The Debentures are redeemable by us at a redemption price equal to 110% of the sum of the principal amount to be redeemed plus accrued interest, if any. While the Debentures are outstanding, if we receive cash proceeds of more than $1,500,000.00 (“Minimum Threshold”) in the aggregate from any source or series of related or unrelated sources, we shall, within two (2) business days of our receipt of such proceeds, inform the holder of such receipt, following which the holder shall have the right in its sole discretion to require us to immediately apply up to 50% of all proceeds received by us (from any source except with respect to proceeds from the issuance of equity or debt to our officers and directors) after the Minimum Threshold is reached to repay the outstanding amounts owed under the Debentures.

The Debentures contain customary events of default. If an event of default occurs, until it is cured, Peak One may increase the interest rate applicable to the Debentures to the lesser of eighteen percent (18%) per annum and the maximum interest rate allowable under applicable law and accelerate the full indebtedness under the Debentures, in an amount equal to 110% of the outstanding principal amount and accrued and unpaid interest. The Debentures prohibit us from entering into a Variable Rate Transaction (as defined in the Debentures) until the Debentures are paid in full.

To date, we have issued 998,905 shares of our Common Stock pursuant to the First Debenture which was converted in full, other than accrued interest.

On January 8, 2024, 305,000 shares of our Common Stock were issued in connection with the exercise, in full, of the First Warrant, on a cashless basis.

The Warrants expire five years from their respective date of issuance. The Warrants are exercisable, at the option of the holder, at any time, for up to an aggregate of 250,000 shares of our Common Stock at an exercise price equal to $2.53 (the “Exercise Price”), subject to adjustment for any stock splits, stock dividends, recapitalizations and similar events and in the event we, at any time while the Warrants are outstanding, issue, sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise disposes of, or issue Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person the right to acquire, share of Common Stock, other than with respect to an Exempt Issuance, at an effective price per share that is lower than the then Exercise Price. In the event of any such anti-dilutive event, the Exercise Price will be reduced at the option of the holder to such lower effective price of the dilutive event, subject to a floor price of $0.39 per share. As a result of the anti-dilution provisions contained therein, the Second Warrant’s current exercise price is $0.70.

Pursuant to the Registration Rights Agreement we agreed to file a registration statement within 45 days of November 30, 2023 to register the resale of the Initial SPA Commitment Shares and the shares of Common Stock issuable under the First Debenture (including accrued interest) and the First Warrant with the SEC and to use our reasonable best efforts to have the registration statement declared effective by the SEC within ninety (90) calendar days from November 30, 2023. A registration statement registering the resale of those securities was declared effective on December 27, 2023.

On February 15, 2024, we entered into an amendment (the “RRA Amendment”) to the Registration Rights Agreement, where we agreed to file a registration statement within 60 days of the date of the RRA Amendment with the SEC to register the resale of shares of Common Stock issuable under the Debentures (including accrued interest), the Warrant Shares and the Commitment Shares. The registration statement of which this prospectus forms a part is registering the resale of the shares of Common Stock issuable upon conversion of the remaining accrued interest on the First Debenture and upon conversion of each of the Second and Third Debentures (including accrued interest thereon), the Warrant Shares and the Commitment Shares.

In connection with the private placement offering, we paid an aggregate of $64,800 in placement fees to Maxim Group, LLC.

Peak One Equity Line and Equity Purchase Agreement

On November 30, 2023, we entered into the Equity Purchase Agreement and related registration rights agreement with Peak One (“EP Registration Rights Agreement”), pursuant to which we have the right, but not the obligation, to direct Peak One to purchase up to $10,000,000 (“Maximum Commitment Amount”) in shares of our Common Stock in multiple tranches upon satisfaction of certain terms and conditions contained in the Equity Purchase Agreement and the EP Registration Rights Agreement, which includes but is not limited to filing a registration statement with the SEC and registering the resale of any shares sold to Peak One. Further, under the Equity Purchase Agreement and subject to the Maximum Commitment Amount, we have the right, but not the obligation, to submit a Put Notice (as defined in the Equity Purchase Agreement) from time to time to Peak One (i) in a minimum amount not less than $25,000 and (ii) in a maximum amount up to the lesser of (a) $750,000 or (b) 200% of the Average Daily Trading Value (as defined in the Equity Purchase Agreement).

In connection with the Equity Purchase Agreement, we issued to Peak One Investments 100,000 EP Commitment Shares and agreed to file a registration statement registering the Common Stock issued or issuable to Peak One and Peak One Investments under the Equity Purchase Agreement, including the 100,000 EP Commitment Shares, for resale within 45 calendar days of the Equity Purchase Agreement, as more specifically set forth in EP Registration Rights Agreement, and to use our reasonable best efforts to have the registration statement declared effective by the SEC within ninety (90) calendar days from November 30, 2023. A registration statement covering up to 450,000 shares of Common Stock issuable to Peak One in connection with the Equity Purchase Agreement was declared effective on December 27, 2023.

The obligation of Peak One to purchase shares of our Common Stock under the Equity Purchase Agreement ends on the earlier of (i) the date on which Peak One shall have purchased Common Stock pursuant to the Equity Purchase Agreement equal to the Maximum Commitment Amount, (ii) thirty six (36) months after the date of the Equity Purchase Agreement, (iii) written notice of termination by us or (iv) our bankruptcy or similar event (the “Commitment Period”). We will control the timing and amount of any sales of our Common Stock to Peak One.

During the Commitment Period, the purchase price to be paid by Peak One for the Common Stock under the Equity Purchase Agreement will be 97% of the Market Price, which is defined as the lesser of the (i) closing bid price of the Common Stock on its principal market on the trading day immediately preceding the respective Put Date (as defined in the Equity Purchase Agreement), or (ii) lowest closing bid price of the Common Stock during the Valuation Period (as defined in the Equity Purchase Agreement), in each case as reported by Bloomberg Finance L.P or other reputable source designated by Peak One. The actual amount of proceeds we receive pursuant to each Put Notice is to be determined by multiplying the amount requested in the Put Notice by the applicable purchase price.

To date, we have issued 386,000 shares of our Common Stock pursuant to the terms of the Equity Purchase Agreement for $423,660. Accordingly, we currently have the right, but not the obligation, to direct Peak One to purchase up to $9,576,340 in shares of our Common Stock pursuant to the Equity Purchase Agreement.

The net proceeds from sales, if any, under the Equity Purchase Agreement, will depend on the frequency and prices at which we sell shares to Peak One. To the extent we sell shares under the Equity Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and other general corporate purposes.

We have the right to terminate the Equity Purchase Agreement at any time after commencement, other than under certain limited circumstances at no cost or penalty, upon written notice to Peak One. Neither we nor Peak One may assign or transfer its rights and obligations under the Equity Purchase Agreement.

Beneficial Ownership Cap

In all instances, we may not sell shares of our Common Stock to the Selling Stockholders under the Equity Purchase Agreement and the Securities Purchase Agreement if it would result in them beneficially owning more than 4.99% of our Common Stock, unless the holder delivers to us written notice at least sixty-one (61) days prior to the effective date of such notice that the provision be adjusted to 9.99%.

In accordance with the terms of the Securities Purchase Agreement and the Equity Purchase Agreement, the number of shares of our Common Stock that may be issued pursuant to the terms of such agreements was subject to an exchange cap of 19.99% of the outstanding number of shares of our Common Stock on the closing date (November 30, 2023) or 1,999,000 shares (the “Exchange Cap”), unless stockholder approval to exceed the Exchange Cap was approved. On February 28, 2024, stockholder approval was obtained.

Issuances of our Common Stock under the Equity Purchase Agreement or upon conversion of the Debentures or exercise of the Warrants will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock under the Equity Purchase Agreement or upon conversion of the Debentures or exercise of the Warrants. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to the Selling Stockholders under the Equity Purchase Agreement or upon conversion of the Debentures or exercise of the Warrants. See “Risk Factors.”

Effect of Performance of the Equity Purchase Agreement on Our Stockholders

It is anticipated that shares registered in this offering that are to be issued pursuant to the Equity Purchase Agreement will be sold over a period of up to 36-months commencing on November 30, 2023. The sale by the Selling Stockholders of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to Peak One, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Peak One all, some or none of the shares of our Common Stock that may be available for us to sell pursuant to the Equity Purchase Agreement. If and when we do sell shares to Peak One, after Peak One has acquired the shares, Peak One may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Peak One by us under the Equity Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares to Peak One under the Equity Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Peak One may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Peak One and the Equity Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Equity Purchase Agreement, we currently have the right, but not the obligation, to direct Peak One to purchase up to $9,576,340 of our Common Stock. Depending on the price per share at which we sell our Common Stock to Peak One pursuant to the Equity Purchase Agreement, we may need to sell to Peak One under the Equity Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $9,576,340 total commitment available to us under the Equity Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our Common Stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Peak One under this prospectus is dependent upon the number of shares we direct Peak One to purchase under the Equity Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Peak One from the sale of 1,000,000 shares of Common Stock that we are registering hereby that we may issue and sell to Peak One in the future under the Equity Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Shares to be Issued if Full Purchase (1)	Gross Proceeds from the Future Sale of Shares to Peak One Under the Equity Purchase Agreement (1)
$0.676		1,000,000	$660,000
$0.76	(2)	1,000,000	$760,000
$0.86		1,000,000	$860,000
$0.976		1,000,000	$960,000
$1.06		1,000,000	$1,060,000
$1.16		1,000,000	$1,160,000
$1.26		1,000,000	$1,260,000

(1)	Although the Equity Purchase Agreement provides that we may currently sell up to $9,576,340 of our Common Stock to Peak One, we are only registering 1,000,000 shares of our Common Stock issuable pursuant to the Equity Purchase Agreement for resale under the registration statement of which this prospectus forms a part. Therefore, the 1,000,000 shares represent shares that we may issue and sell to Peak One for cash consideration in purchases under the Equity Purchase Agreement from time to time, at our sole discretion, during the 36-month period commencing on November 30, 2023, which may or may not cover all the shares of our Common Stock we ultimately sell to Peak One under the Equity Purchase Agreement, if any, depending on the purchase price per share. We have included in this column only the 1,000,000 shares that we may issue and sell to Peak One for cash consideration in purchases under the Equity Purchase Agreement that are being registered for resale in the offering made by this prospectus, without regard for the Beneficial Ownership Cap.

(2)	The closing sale price per share of our Common Stock on April 5, 2024.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of the shares of Common Stock by the Selling Stockholders in this offering. We may receive up to $9,576,340 in gross proceeds if we issue to Peak One shares issuable pursuant to the Equity Purchase Agreement. We may also receive proceeds if the Warrants are exercised for cash; however, the Warrants are exercisable on a cashless basis at the option of Peak One Investments. See “Plan of Distribution” elsewhere in this prospectus for more information.

We currently intend to use any proceeds we receive for working capital and other general corporate purposes. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering.

SELLING STOCKHOLDERS

This prospectus covers the possible resale from time to time by the Selling Stockholders identified in the table below, including their pledgees, donees, transferees, assigns or other successors in interest, of up to an aggregate of 2,854,843 shares of our Common Stock, which includes: (i) up to 1,334,843 shares of Common Stock to be issued to Peak One upon conversion of the Debentures (including accrued interest); (ii) 70,000 Commitment Shares, of which 35,000 shares were issued to Peak One Investments and 35,000 shares were issued to Peak One in connection with the Securities Purchase Agreement; (iii) up to 250,000 shares of Common Stock to be issued to Peak One Investments upon exercise of the Warrants; (iv) 200,000 shares of Common Stock which were previously owned by SG Holdings and transferred by SG Holdings to Peak One Investments; and (v) 1,000,000 shares of Common Stock that we may sell to Peak One, from time to time, after the date of this prospectus, in our sole discretion pursuant to the Equity Purchase Agreement. Peak One Investments is the General Partner of Peak One, both of which are Delaware entities.

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, as amended, and the EP Registration Rights Agreement, both of which we entered into with Peak One, in which we agreed to provide certain registration rights with respect to resales by Peak One and Peak One Investments of the shares of our Common Stock that have been or may be issued to Peak One and Peak One Investments under the Securities Purchase Agreement and the Equity Purchase Agreement.

The Selling Stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the column “Number of Shares of Common Stock Being Offered” in the table below. The table below has been prepared based upon information furnished to us by the Selling Stockholders as of the dates represented in the footnotes accompanying the table. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of its shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The following table and footnote disclosure following the table sets forth the name of the Selling Stockholders and the number of shares of our Common Stock beneficially owned by the Selling Stockholders before this offering. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days after April 5, 2024 through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us that the each Selling Stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Except for transactions related to the Securities Purchase Agreement and the Equity Purchase Agreement, the Selling Stockholders have not had any material relationship with us within the past three years; however SG Holdings entered into the following transactions with the Selling Stockholders during the past three years: (i) a private placement offering consummated in February 2023 in which SG Holdings issued an 8% convertible debenture with a principal amount of $1,100,000 to Peak One, warrants to purchase up to 500,000 shares of its common stock to Peak One Investments, and 50,000 commitment shares to Peak One Investments for a purchase price of $1,000,000, representing an original issue discount of ten percent (10%) pursuant to a securities purchase agreement; (ii) in February 2023, SG Holdings entered into an equity purchase agreement with Peak One; (iii) in connection with the Separation, Peak One Investments was issued shares of our Common Stock by SG Holdings pursuant to the terms of the warrants issued by SG Holdings in February 2023; and (iv) closed the first tranche of a private placement offering in January 2024 in which SG Holdings issued an 8% convertible debenture with a principal amount of $650,000 to Peak One, warrants to purchase up to 375,000 shares of its common stock to Peak One Investments, and 300,000 commitment shares to Peak One Investments for a purchase price of $585,000, representing an original issue discount of ten percent (10%) pursuant to a securities purchase agreement.

We have assumed that all shares of Common Stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of the offering covered by this prospectus because the Selling Stockholders may offer some, all or none of the shares of Common Stock being offered in the offering. Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

For purposes of the table below, 14,351,248 shares of Common Stock are outstanding as of April 5, 2024.

	Shares of Common Stock Beneficially Owned Before this	Maximum Number of Shares of Common Stock	Shares of Common Stock to Be Beneficially Owned Upon Completion of this Offering(4)
Selling Stockholders	Offering (2) (3)	Being Offered	Number	Percentage
Peak One Opportunity Fund L.P. and Peak One Investments, LLC(1)	1,854,843	2,854,843	0	--

(1)	Jason Goldstein exercises voting and dispositive power with respect to the shares of our Common Stock that are beneficially owned by Peak One and Peak One Investments.

(2)	We may not sell shares of our Common Stock to the Selling Stockholders under the Equity Purchase Agreement and the Securities Purchase Agreement if it would result in them beneficially owning more than 4.99% of our Common Stock, unless the holder delivers to us written notice at least sixty-one (61) days prior to the effective date of such notice that the provision be adjusted to 9.99%. The number of shares set forth in the above table does not reflect the application of the Beneficial Ownership Cap.

(3)	Consists of (i) 200,000 Transferred Shares, (ii) 70,000 Commitment Shares; (iii) 1,334,843 shares of Common Stock issuable upon conversion of the Debentures (including accrued interest); and (iv) up to 250,000 shares of Common Stock issuable upon exercise of the Warrants. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering, all of the shares that Peak One may be required to purchase under the Equity Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Equity Purchase Agreement, the satisfaction of which are entirely outside of Peak One’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(4)	Assumes that all shares of Common Stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that the Selling Stockholders do not acquire additional shares of our Common Stock after the date of this prospectus and prior to completion of this offering.

DESCRIPTION OF CAPITAL STOCK

The following briefly summarizes the material terms of our capital stock that are contained in our amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject to all the provisions of our amended and restated certificate of incorporation or amended and restated bylaws and are qualified in their entirety by reference to these documents, which you should read (along with the applicable provisions of Delaware law) for complete information on our capital stock. The amended and restated certificate of incorporation and amended and restated bylaws are included as exhibits to our registration statement on Form S-1, of which this prospectus forms a part. Since the terms of the DGCL are more detailed than the general information provided below, you should read the actual provisions of the DGCL for complete information.

General

Our authorized capital stock consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

As of April 5, 2024, 14,351,248 shares of our Common Stock are issued and outstanding, and no shares of our preferred stock are issued and outstanding.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders, other than matters relating to the election and removal of directors and the amendment of our amended and restated bylaws, must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. The holders of our Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Common Stock will be entitled to receive dividends when and if declared by our Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Common Stock do not have preemptive, subscription, redemption, or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 5,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our Common Stock. There are no shares of preferred stock designated or outstanding. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our Common Stock until our Board of Directors determines the specific rights of the holders of the preferred stock. However, the effects might include:

●	restricting dividends on our Common Stock;

●	diluting the voting power of our Common Stock;

●	impairing liquidation rights of our Common Stock; or

●	delaying or preventing a change in control of us without further action by our stockholders.

The Board of Directors’ authority to issue preferred stock without stockholder approval could make it more difficult for a third-party to acquire control of our company and could discourage such attempt. We have no present plans to issue any shares of preferred stock.

Forum Selection

Our amended and restated certificate of incorporation and amended and restated bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have subject matter jurisdiction, the federal district court of the State of Delaware) is the exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or our stockholders; (iii) any action asserting a claim arising pursuant to the provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation, our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against us or any director, officer or employee of the Company that is governed by the internal affairs doctrine of the State of Delaware. Our amended and restated certificate of incorporation and amended and restated bylaws also provide that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action against under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Nothing in our amended and restated certificate of incorporation or amended and restated bylaws will preclude stockholders that assert claims under the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they will also give our Board of Directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Blank Check Preferred Stock. Our Board of Directors has the right to issue preferred stock in one or more series and to determine the designations, rights, preferences of such preferred stock without stockholder approval. As a result, our Board of Directors could, without stockholder approval, authorize the issuance of preferred stock with voting, dividend, redemption, liquidation, sinking fund, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of the Company’s capital stock or that could have the effect of delaying, deferring or preventing a change in control.

Classified Board of Directors. Our amended and restated certificate of incorporation divides our Board of Directors into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election.

Removal of Directors. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, (i) subject to the rights of holders of any series of preferred stock or any limitation imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors; and (ii) subject to the rights of holders of any series of preferred stock, neither the Board of Directors nor any individual director may be removed without cause.

Board Vacancies. Our amended and restated certificate of incorporation and our amended and restated bylaws, provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by the affirmative vote of a majority of our directors then in office, even though less than a quorum of the Board of Directors.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and our amended and restated bylaws prohibit stockholders from acting by written consent. Accordingly, stockholder action must take place at an annual or a special meeting of the Company’s stockholders.

Special Meetings of Stockholders. Our amended and restated bylaws also provide that, except as otherwise required by law, special meetings of the stockholders may only be called by our Board of Directors, Chairman of the Board of Directors or our Chief Executive Officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Stockholders wishing to nominate persons for election to our Board of Directors or to propose any business to be considered by our stockholders at an annual meeting must comply with certain advance notice and other requirements which are set forth in our amended and restated bylaws. Likewise, if our Board of Directors has determined that directors shall be elected at a special meeting of stockholders, stockholders wishing to nominate persons for election to our Board of Directors at such special meeting must comply with certain advance notice and other requirements which are set forth in our amended and restated bylaws.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be eligible to cast in an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable, except to the extent such an exemption from liability thereof is not permitted under the DGCL. The effect of these provisions are to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director or officer for breach of fiduciary duties as a director or officer, subject to certain exceptions in which case the director or officer would be personally liable. An officer may not be exculpated for any action brought by or in the right of the corporation. A director may not be exculpated for improper distributions to stockholders. Further, pursuant to Delaware law, a director or officer may not be exculpated for:

●	any breach of his duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

●	any transaction from which the director or officer derived an improper personal benefit.

These limitations of liability will not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

In addition, our amended and restated bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by law, and may indemnify other officers, employees and other agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding. We entered into separate indemnification agreements with our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. These agreements, among other things, require us to indemnify our directors and officers for expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of SG DevCo. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

Our transfer agent and registrar is Equiniti Trust Company, LLC.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the ticker symbol “SGD.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction, a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities are “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Pursuant to the Registration Rights Agreement that we entered into with respect to the Securities Purchase Agreement, we agreed to keep this prospectus effective until the Selling Stockholders (i) do not own any Warrant Shares, Debenture Shares or Commitment Shares or (ii) may sell all of the foregoing without restriction pursuant to Rule 144 promulgated under the Securities Act. Pursuant to the EP Registration Rights Agreement that we entered into with respect to the Equity Purchase Agreement we agreed to keep this prospectus effective until the earlier of (i) the date as of which the Selling Stockholders may sell all of the EP Commitment Shares and shares of Common Stock that have been or may be issued to them under such agreement without restriction pursuant to Rule 144 promulgated under the Securities Act and (ii) the date on which the Selling Stockholders shall have sold all such securities. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

Whitley Penn LLP, our prior independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on Whitley Penn LLP’s report, given on their authority as experts in accounting and auditing. M&K CPAS PLLC (“M&K”), our current independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in reliance on M&K’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Blank Rome LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered hereby.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

We also maintain a website at www.sgdevco.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-41581):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on April 1, 2024;

●	Our definitive proxy statement on Schedule 14A, filed with the SEC on February 6, 2024;

●	Our Current Reports on Form 8-K filed with the SEC on February 6, 2024 (other than information furnished under Item 7.01 and exhibits related thereto); February 13, 2024 (other than information furnished under Item 7.01 and exhibits related thereto); February 22, 2024; March 4, 2024; March 11, 2024; March 25, 2024 and April 9, 2024; and

●	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 10 initially publicly filed with the Commission on December 23, 2022, as updated by the description of our Common Stock filed as Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Safe and Green Development Corporation

990 Biscayne Blvd

#501, Office 12

Miami, FL

Telephone (904) 496-0027

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at www.sgdevco.com. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

SAFE AND GREEN DEVELOPMENT CORPORATION

2,854,843 Shares of Common Stock

PROSPECTUS

April 18, 2024